Exhibit 10.6

SPONSOR FORFEITURE AGREEMENT

August 5, 2021

CMLS Holdings III LLC
667 Madison Avenue

New York, NY 10065

CM Life Sciences III Inc.
667 Madison Avenue

New York, NY 10065

EQRx, Inc.

50 Hampshire Street

Cambridge, MA 02139

Re: Forfeiture of Certain Sponsor Class B Common Stock

Ladies and Gentlemen:

Reference is hereby made to:

(i)	that certain Agreement and Plan of Merger (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), dated as of August 5, 2021, by and among CM Life Sciences III Inc., a Delaware corporation and publicly traded NASDAQ-listed acquisition company (“Parent”), Clover III Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent, and EQRx, Inc., a Delaware corporation (the “Company”); and

(ii)	that certain Securities Subscription Agreement (the “Subscription Agreement”), dated February 3, 2021, by and between the CMLS Holdings III LLC, a Delaware limited liability company (the “Sponsor”), and Parent, pursuant to which the Sponsor subscribed for shares of Class B common stock of Parent (the “Sponsor Class B Shares”), as more specifically set forth therein.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement or the Subscription Agreement, as applicable.

In order to induce Parent and the Company to enter into the Merger Agreement and to proceed with the transactions contemplated therein and thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Company and the Sponsor, hereby agree, pursuant to this letter agreement (this “Letter Agreement”), as follows:

1.	Effective immediately prior to (and contingent upon) the Closing, the Sponsor agrees to forfeit a certain number of the Sponsor Class B Shares, calculated as follows:

(a)	In the event that Parent Stockholder Redemptions reduce the aggregate amount of funds held in the Trust Account, the Sponsor agrees to forfeit a number of the Sponsor Class B Shares equal to the product of

(i)	one-half (1/2) of the Sponsor Class B Shares; multiplied by

(ii)	a percentage equal to the quotient of the dollar amount of Parent Stockholder Redemptions divided by the dollar value of the aggregate amount of funds held in the Trust Account as of the date hereof (the “Forfeiture Percentage”).

Such product, rounded down to the nearest whole number of Sponsor Class B Shares, the “Forfeited Sponsor Class B Shares,” and the forfeiture thereof, the “Share Forfeiture.”

For the avoidance of doubt, in no event shall the number of Forfeited Sponsor Class B Shares be less than zero or greater than one-half (1/2) of the Sponsor Class B Shares.

2.	To effect the Share Forfeiture immediately prior to (and contingent upon) the Closing:

(a)	the Sponsor shall surrender the Forfeited Sponsor Class B Shares to Parent for cancellation and in exchange for no consideration;

(b)	Parent shall immediately retire and cancel all of the Forfeited Sponsor Class B Shares (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

(c)	the Sponsor and Parent each shall take such actions as are necessary to cause the Forfeited Sponsor Class B Shares to be retired and cancelled, after which the Forfeited Sponsor Class B Shares shall no longer be issued, outstanding, convertible, or exercisable, and the Sponsor shall provide the Company with evidence that such retirement and cancellation has occurred.

3.	The Sponsor hereby represents and warrants to the Company, as of the date hereof and as of the Closing, that the Sponsor owns, and holds of record, all of the Forfeited Sponsor Class B Shares, free and clear of all Liens and other obligations in respect of the Forfeited Sponsor Class B Shares.

4.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, the Company, and their respective successors and assigns.

5.	All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Sponsor:

CMLS Holdings III LLC
667 Madison Avenue

New York, NY 10065

Attention: Keith Meister

E-mail: kmeister@corvexcap.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Matthew Kautz; Joel Rubinstein

Email: mkautz@whitecase.com; joel.rubinstein@whitecase.com

If to the Company:

50 Hampshire Street

Cambridge, MA 02139

Attention: Jami Rubin, CFO

Email: jrubin@eqrx.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: William Collins

Email: wcollins@goodwinlaw.com

6.	This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Merger Agreement is terminated in accordance with its terms.

7.	Sections 7.8 (No Claim Against Trust Account), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.9 (Rules of Construction) of the Merger Agreement are each hereby incorporated into this Letter Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

8.	This Letter Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

9.	This Letter Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Sponsor, Parent and the Company.

10.	This Letter Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature pages to follow]

In Witness Whereof, this Letter Agreement has been duly executed and delivered by each Party as of the date first above written.

SPONSOR:

CMLS Holdings III LLC

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Member

[Signature Page to Sponsor Forfeiture Agreement]

In Witness Whereof, this Letter Agreement has been duly executed and delivered by each Party as of the date first above written.

PARENT:

CM Life Sciences III Inc.

By:	/s/ Brian Emes
	Name:	Brian Emes
	Title:	Chief Financial Officer and Secretary

[Signature Page to Sponsor Forfeiture Agreement]

In Witness Whereof, this Letter Agreement has been duly executed and delivered by each Party as of the date first above written.

COMPANY:

EQRX, INC.

By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President and Chief Operating Officer

[Signature Page to Sponsor Forfeiture Agreement]